Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS OF

LGM ENTERPRISES, LLC

Condensed Consolidated Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income for the nine months ended September 30, 2023, and 2022 (unaudited)

Condensed Consolidated Statements of Members’ (Deficit) Equity for the nine months ended September 30, 2023, and 2022 (unaudited)

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2023, and 2022 (unaudited)

Notes to Condensed Consolidated Financial Statements (unaudited)

LGM ENTERPRISES, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$10,265	$23,179
Accounts receivable, net	719	14,088
Other receivables	4,075	4,925
Inventory	6,636	5,872
Investment in available-for-sale securities	71,148	69,448
Due from related parties, current	1,511	2,996
Notes receivable - noncontrolling interests, current portion	296	261
Prepaid engine overhauls, current	14,110	5,127
Prepaid expenses and other current assets	7,298	5,865

Total current assets	116,058	131,761
Property and equipment, net	267,628	252,693
Intangible assets, net	2,295	2,432
Operating lease right-of-use assets	75,536	51,051
Prepaid engine overhauls, non-current	36,881	48,310
Notes receivable - noncontrolling interests, non-current portion	27,713	4,856
Due from related parties, non-current	2,683	2,629
Other long-term assets	557	484

Total assets	$529,351	$494,216

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	$21,895	$21,756
Due to related parties	—	72
Deferred revenue, current	76,641	58,023
Short-term notes payable	14,325	3,704
Operating lease liability, current portion	16,018	9,782
Long-term notes payable, current portion	84,839	23,581
Accrued expenses and other current liabilities	28,809	21,777

Total current liabilities	242,527	138,695
Deferred revenue, non-current	7,676	2,579
Long-term notes payable, non-current portion	222,861	222,320
Operating lease liability, non-current portion	60,426	40,731
Derivative liability	4,548	971
Other non-current liabilities	10,899	41,503

Total liabilities	$548,937	$446,799

Commitments and contingencies (Note 17)
Equity:
LGM Enterprises, LLC members’ deficit	(51,909)	(4,641)
Accumulated other comprehensive loss	(811)	(476)
Noncontrolling interests	33,134	52,534

Total members’ (deficit) equity	(19,586)	47,417

Total liabilities and members’ equity	$529,351	$494,216

The accompanying notes are an integral part of these condensed consolidated financial statements.

LGM ENTERPRISES, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2023	2022
Revenue	$239,397	$237,629
Costs and expenses:
Cost of revenue	193,564	186,262
Selling, general and administrative	51,957	36,082
Depreciation and amortization	20,176	16,823

Total costs and expenses	265,697	239,167
Loss from operations	(26,300)	(1,538)
Other (expense) income:
Interest income	2,989	553
Interest expense	(15,601)	(4,342)
CARES Act Grant	339	—
Gain on aircraft sold	12,435	14,321
Change in fair value of derivative liability	(3,577)	—
Other expense	(736)	(43)

Total other (expense) income, net	(4,151)	10,489
Net (loss) income	(30,451)	8,951
Net loss attributable to noncontrolling interest	(6,762)	(6,632)

Net (loss) income attributable to LGM Enterprises, LLC	$(23,689)	$15,583

Other comprehensive loss:
Unrealized loss on available-for-sale debt securities	(335)	(1,418)

Comprehensive (loss) income	(24,024)	14,165

Comprehensive (loss) income attributable to LGM Enterprises, LLC	$(24,024)	$14,165

The accompanying notes are an integral part of these condensed consolidated financial statements.

LGM ENTERPRISES, LLC

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ (DEFICIT) EQUITY

(Unaudited, in thousands)

	LGM Enterprises, LLC Members’ Deficit	Accumulated other comprehensive loss	Noncontrolling Interests	Total Members’ Equity (Deficit)
Balances at December 31, 2022	$(4,641)	$(476)	$52,534	$47,417
Contributions	394	—	9,208	9,602
Distributions	(31,292)	—	(14,527)	(45,819)
Other comprehensive income	—	(335)	—	(335)
Exchanges of aircraft ownership interests	7,319	—	(7,319)	—
Net loss	(23,689)	—	(6,762)	(30,451)

Balances at September 30, 2023	$(51,909)	$(811)	$33,134	$(19,586)

	LGM Enterprises, LLC Members’ (Deficit) Equity	Accumulated other comprehensive income (loss)	Noncontrolling Interests	Total Members’ Equity
Balances at December 31, 2021	$(11,737)	$22	$61,402	$49,687
Contributions	6,378	—	14,379	20,757
Distributions	(9,587)	—	(10,874)	(20,461)
Other comprehensive loss	—	(1,418)	—	(1,418)
Net income (loss)	15,583	—	(6,632)	8,951

Balances at September 30, 2022	$637	$(1,396)	$58,275	$57,516

The accompanying notes are an integral part of these condensed consolidated financial statements.

LGM ENTERPRISES, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(30,451)	$8,951
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20,176	16,823
Amortization of contract costs	558	511
Non-cash interest income	(2,282)	—
Non-cash interest expense	7,373	312
Non-cash lease expense	12,547	9,748
Gain on sale of property and equipment and engine overhauls	(12,435)	(14,321)
Gain on leased right-of-use assets	(38)	(36)
Change in fair value of derivative liability	3,577	—
Provision for bad debt expense	(1)	23
Realized losses on investment securities	238	131
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	13,369	(10,474)
Due from related parties	1,431	(2,675)
Other receivables	850	(1,044)
Aircraft inventory	(764)	(978)
Prepaid expenses and other current assets	809	(5,598)
Operating lease right-of-use assets	(11,063)	(9,459)
Other assets	(73)	(313)
Accounts payable	919	4,579
Other current liabilities	5,838	4,503
Due to related parties	(72)	(28)
Deferred revenue	23,715	18,245
Customer deposits	(37,500)	12,500
Other non-current liabilities	6,896	2,400

Cash flows provided by operating activities	3,617	33,800

Cash flows used in investing activities:
Capitalized development costs	(585)	(373)
Purchases of property and equipment	(66,962)	(99,231)
Proceeds from sales of property and equipment	38,073	42,821
Purchases of engine overhauls	(14,548)	(16,178)
Purchases of investments	(68,837)	(3,360)
Sale of investments	68,746	2,696

Cash flows used in investing activities	(44,113)	(73,625)

Cash flows provided by financing activities:
Proceeds from issuance of debt	97,769	64,646
Repayment of debt	(32,528)	(27,976)
Payment of debt issuance costs	(195)	(402)
Proceeds from notes receivable noncontrolling interest	208	194
Payment of deferred financing costs	(1,455)	—
Cash contributions from members	394	6,378
Cash distributions to members	(31,292)	(9,587)
Cash contributions from non-controlling interests	9,208	14,379
Cash distributions to non-controlling interests	(14,527)	(10,874)

Cash flows provided by financing activities	27,582	36,758

Net decrease in cash and cash equivalents	(12,914)	(3,067)
Cash and cash equivalents at beginning of period	23,179	21,131

Cash and cash equivalents at end of period	$10,265	$18,064

Supplemental disclosure of cash flow information:
Interest paid	$8,227	$4,030
Supplemental disclosure of noncash financing and investing activity:
Transfers from prepaid engine overhaul to property and equipment	$10,229	$6,582
Change in purchases of property and equipment in accounts payable	$930	$1,007
Unrealized change in fair value of available-for-sale securities	$335	$1,418
Right of use asset impact for new leases	$34,269	$16,831
Non-cash exchanges of aircraft ownership interests	$7,319	$—
Non-cash aircraft sale-leaseback transactions	$23,100	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

1. Organization and Operations

Nature of the Business

LGM Enterprises, LLC (“LGM”), the parent company of Exclusive Jets, LLC (“flyExclusive”), was formed and organized on October 3, 2011, under the laws of the state of North Carolina. LGM is a premier owner, operator of jet aircraft and aircraft sales, with a focus on private jet charter. LGM provides private jet charter services primarily in North America. On February 28, 2020, LGM acquired Sky Night, LLC (“Sky Night”), in order to develop its international presence. LGM’s businesses provide separate offerings such as wholesale and retail ad hoc flights, a jet club program, partnership program, fractional program, and other services as well. As part of its plan to become a full-service private aviation company, in 2021, LGM launched its maintenance, repair, and overhaul operations (“MRO”), offering maintenance, interior and exterior refurbishment to third parties in addition to maintaining its own fleet.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the financial information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, the financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the interim periods presented. The results for the nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2023.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021, and 2020, included elsewhere in this prospectus.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of LGM, its wholly-owned subsidiaries, all majority owned subsidiaries where the ownership is more than 50% and the accounts of variable interest entities (“VIE”) for which LGM or its subsidiary is the primary beneficiary, regardless of the ownership percentage (collectively, the “Company”).

All significant intercompany transactions and balances have been eliminated in consolidation. Where the Company’s ownership interest is less than 100%, the noncontrolling ownership interests held by third parties in the financial position and operating results of the Company’s subsidiaries and/or consolidated VIEs are reported as noncontrolling interest in the condensed consolidated balance sheets within equity.

2. Summary of Significant Accounting Policies

Reclassification

Certain amounts presented in the Company’s previously issued financial statements have been reclassified to conform to the current period presentation. In the condensed consolidated balance sheets, the Company has made a reclassification within the current assets and the operating assets remain unchanged from the previously issued balance sheet as of December 31, 2022.

Fair Value Measurement

Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2— Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

The Company’s cash equivalents and investments in securities are carried at fair value in Level 1 or Level 2, determined according to the fair value hierarchy described above (see Note 3 Fair Value Measurements). The carrying values of the Company’s accounts receivable, other receivables, inventory, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short-term nature of these instruments.

The Company’s convertible note (see Note 13 Debt) contains an embedded derivative feature that was required to be bifurcated and remeasured to fair value at each reporting period based on significant inputs not observable in the market, and is classified as a Level 3 measurement according to the fair value hierarchy described above. The carrying amount of the Company’s convertible note approximates its fair value as the interest rates of the convertible note are based on prevailing market rates.

Customer Concentration

The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

During the nine months ended September 30, 2023 and 2022, one customer accounted for $67,688 and $93,356 of net sales, which represents 28% and 39% of total revenue, respectively.

As of September 30, 2023, one customer accounted for $118 of accounts receivable. This represented approximately 15% of accounts receivable as of September 30, 2023. As of December 31, 2022, one customer accounted for $13,348 of accounts receivable. This represented approximately 94% of accounts receivable as of December 31, 2022.

During the nine months ended September 30, 2023, one vendor accounted for $29,213 of cost of revenue, which represents 15% of total cost of revenue. During the nine months ended September 30, 2022, one vendor accounted for $37,012 of cost of revenue, which represents 20% of total cost of revenue.

There were no vendors accounting for greater than 10% of total accounts payable as of September 30, 2023 and December 31, 2022.

Accounts Receivable, Net of Allowance for Credit Losses

Accounts receivables are recorded at the invoiced or earned amount billed to the customers and are reported as net of an allowance for credit losses. Prior to adopting Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”), as set forth in “Recently Adopted Accounting Pronouncements” below, the Company applied an incurred loss estimate to calculate the allowance for doubtful accounts. Under ASC Topic 326, the Company maintains an allowance for credit losses and considers the level of past-due accounts based on the contractual terms of the receivables, historical write offs and existing economic conditions, as well as its relationships with, and the economic status of individual accounts to calculate the allowance for credit losses. The estimated credit losses charged to the allowance is classified as “Bad debt expense” in the condensed consolidated statements of operations and comprehensive (loss) income. Accounts receivables are written off when deemed uncollectible based on individual credit evaluations and specific circumstances. The Company had an allowance for credit losses of $80 and $82 as of September 30, 2023 and December 31, 2022, respectively.

Investments in securities

Investments in securities consist of fixed-income securities including corporate bonds, government bonds, municipal issues and U.S. treasury bills that are classified as available-for-sale (“AFS”) pursuant to ASC Topic 320, Investments—Debt and Equity Securities (“ASC Topic 320”). The Company classifies investments available to fund current operations as current assets on its condensed consolidated balance sheets. The Company determines the appropriate classification of its investments at the time of purchase and re-evaluates the designations annually. The Company may sell certain marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and duration management.

ASC Topic 326 eliminated the concept of other-than-temporary impairment for securities. For securities AFS in an unrealized loss position, the Company determines whether they intend to sell or if it is more likely than not that it will be required to sell the security before recovery of the amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the new standard requires the security’s amortized cost basis to be written down to fair value through income with an allowance being established under ASC Topic 326. For securities AFS with unrealized losses not meeting these criteria, the Company evaluates whether any decline in fair value is due to credit loss factors. In making this assessment, the Company considers the extent of the unrealized loss, any changes to the rating of the security by rating agencies and adverse conditions specifically related to the issuer of the security, among other factors. If this assessment indicates that a credit loss exists, impairment related to credit-related factors must be recognized as an allowance for credit losses (“ACL”) on the balance sheet with a corresponding adjustment to earnings. Impairment related to non-credit factors is recognized in other comprehensive income (loss). The Company evaluates AFS securities for impairment on a periodic basis.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

As of September 30, 2023 and at adoption of ASC Topic 326 on January 1, 2023, there was no ACL related to debt securities AFS. Accrued interest receivable on debt securities was excluded from the estimate of credit losses.

Realized losses were $238 and $131 for the nine months ended September 30, 2023 and 2022, respectively. There were 31 and 24 debt securities in an unrealized loss position as of September 30, 2023 and December 31, 2022, respectively. The fair value of these debt securities in an unrealized loss position as of September 30, 2023 and December 31, 2022, was $30,210 and $7,236, respectively. Additionally, as of September 30, 2023 and December 31, 2022, the total fair value of debt securities in an unrealized loss position greater than one year was $3,334 and $1,765, which the total unrealized losses of these investments were $661 and $98, respectively. The Company determined that the decline in the market value of these securities was primarily attributable to current economic conditions.

Deferred Revenue

The Company manages Jet Club Memberships, Guaranteed Fleet, MRO, and Fractional Ownership programs. These programs require deposits for future flight services. Consideration received in excess of revenue earned results in deferred revenue and is recorded as a liability in the condensed consolidated balance sheets. See Note 14 Other Non-Current Liabilities and Note 16 Revenue below for additional disclosures regarding deferred revenue related to these programs.

Revenue Recognition

Revenue is recognized when the promised services are performed and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services using the following steps: 1) identification of the contract, or contracts with a customer, 2) identification of performance obligations in the contract, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations in the contract and 5) recognition of revenue when or as the performance obligations are satisfied. Determining the transaction price may require significant judgment and is determined based on the consideration the Company expects to be entitled to in exchange for transferring services to the customer, excluding amounts collected on behalf of third parties such as sales taxes.

During the nine months ended September 30, 2023 and 2022, the Company earned revenue primarily from the programs below:

Jet Club Membership

Jet Club members are guaranteed access to the Company’s fleet of light, midsize and super-midsize aircraft in exchange for membership fees. New members pay a minimum deposit of $100 up to a maximum of $500 depending on their level of membership. Membership levels determine the daily rate a member is charged for future flights. Incidental fees are also applied against members’ accounts. The initial and any subsequent deposits are non-refundable and must be used for the monthly membership fee or for future flight services. These customer deposits are included in deferred revenue on the condensed consolidated balance sheets until used by the customer. The membership services performance obligation is satisfied over time on a monthly basis. Revenue for flights and related services is recognized when such services are provided to the customer at a point in time.

Guaranteed Revenue Program

The Company launched a guaranteed revenue program with a single customer on November 1, 2021. Under this program, the Company serves as an on-demand charter air carrier and guarantees the services of a specified fleet of aircraft as directed by the customer. The term of the agreement is for a minimum of 28 months, which includes a drawdown period of 10 months if the agreement is terminated. The agreement will continue indefinitely unless terminated by either party. The Company requires a deposit of $1,250 per reserved aircraft. These deposits are included within other non-current liabilities on the condensed consolidated balance sheets. The customer is charged hourly rates for flight services depending on aircraft type in addition to incidental fees. The customer is committed to a minimum number of flight hours per aircraft and a minimum number of aircraft. Revenue is recognized using the right-to-invoice practical expedient. The guaranteed minimum is enforceable and billable on a quarterly basis. As a result of the termination of this program as described in Note 17 Commitments and Contingencies below, the Company has recognized the remaining deposits as revenue during the nine months ended September 30, 2023 and therefore the Guaranteed Revenue Program deposits balance was zero as of September 30, 2023. See Note 14 Other Non-Current Liabilities.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Fractional Ownership

The fractional revenue stream involves a customer purchasing a fractional ownership interest in an aircraft for a contractual term of up to 5 years. Customers have the right to flight and membership services from a fleet of aircraft, including the aircraft they have fractionally purchased. Customers are charged for flight services as incurred based on agreed upon daily and hourly rates in addition to the upfront fractional ownership purchase price. At the end of the contractual term, the Company has the unilateral right to repurchase the fractional interest. In certain contracts the customer can require the Company to repurchase their ownership interest after a fixed period of time but prior to the contractual termination date of the contract. The repurchase price, whether at the contractual termination date or at the specified earlier date, is calculated as follows: 1) the fair market value of the aircraft at the time of repurchase, 2) multiplied by the fractional ownership percentage, 3) less a remarketing fee. At the time of repurchase, all fractional ownership interests revert to the Company, and all rights to flight and membership services are relinquished. The Company assessed whether these repurchase agreements result in a lease contract under the scope of ASC 842 but determined that they are revenue contracts under the scope of ASC 606 since the repurchase price is lower than the original selling price, and the customer does not have a significant economic incentive to exercise the put option. Further, the fractional ownership sales are accounted for as containing a right of return and the resulting liability is included within other non-current liabilities on the condensed consolidated balance sheets. The consideration from the fractional ownership interest, as adjusted for any related customer right of return, is included in deferred revenue on the condensed consolidated balance sheets and recognized over the term of the contract on a straight-line basis as the membership services are provided. Variable consideration generated from flight services is recognized in the period of performance.

Maintenance Repair and Overhaul

The Company separately provides maintenance, repair and overhaul services for aircraft owners and operators at certain facilities. MRO ground services are comprised of a single performance obligation for aircraft maintenance services such as modifications, repairs and inspections. MRO revenue is recognized over time based on the cost of inventory consumed and labor hours worked for each service provided. Any billing for MRO services that exceeds revenue earned to date is included in deferred revenue on the condensed consolidated balance sheets.

Aircraft Sales

The Company occasionally sells aircraft from its fleet. The gain or loss from each transaction is recognized upon completion of the sale as other (expense) income within the condensed consolidated statements of operations and comprehensive (loss) income. During the nine months ended September 30, 2023 and 2022, the Company recorded gains of $12,435 and $14,321 on aircraft sold, respectively.

Contract Acquisition Costs

The Company pays commissions on deposits from new and recurring Jet Club member contracts. These commissions are contract acquisition costs that are capitalized as an asset on the condensed consolidated balance sheets as these are incremental amounts directly related to attaining contracts with customers. Capitalized sales commissions were $919 and $728 during the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023 and December 31, 2022, contract acquisition costs of $576 and $290, respectively, were included within prepaid expenses and other current assets and $558 and $484, respectively, were included within other long-term assets on the condensed consolidated balance sheets. Capitalized contract costs are periodically reviewed for impairment.

Capitalized contract costs are amortized on a straight-line basis concurrently over the same period of benefit in which the associated revenue is recognized. Amortization expense related to capitalized contract costs included in selling, general, and administrative expense in the condensed consolidated statements of operations and comprehensive (loss) income was $558 and $511 during the nine months ended September 30, 2023 and 2022, respectively.

Income Taxes

The Company is a limited liability company. As a limited liability company, the Company has elected to be treated as a partnership for federal and state income tax reporting purposes. Accordingly, for federal and certain state income tax purposes, the Company’s income will be included in the income tax returns of its members. In most jurisdictions, income tax liabilities and/or tax benefits are passed through to the individual members. The Company is subject to the North Carolina unincorporated business tax. Additionally, ASC Topic 740, Income Taxes, provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has not identified any uncertain tax positions through the period ended September 30, 2023.

Advertising Expense

The Company expenses all advertising costs when incurred. Advertising expenses were $4,082 and $2,110 during the nine months ended September 30, 2023 and 2022, respectively. This is included within selling, general, and administrative costs on the condensed consolidated statements of operations and comprehensive (loss) income.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) (“ASU 2016-13”), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 became effective for the Company for annual and interim reporting periods beginning after December 15, 2022. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”). ASU 2020-03 improves and clarifies various financial instruments topics. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Company adopted ASU 2020-03 upon issuance, which did not have a material effect on the Company’s current financial position, results of operations or financial statement disclosures.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”, which provides optional expedients and exceptions for a period of time to ease the potential burden in accounting for the transition from reference rates that are expected to be discontinued. Regulators and market participants in various jurisdictions have undertaken efforts to eliminate certain reference rates and introduce new reference rates that are based on a larger and more liquid population of observable transactions. The amendments in this update apply only to contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. In January 2021, the FASB issued clarification on the scope of relief related to the reference rate reform. In December 2022, the FASB extended the period of time entities can use the reference rate reform relief guidance by two years which defers the sunset date from December 31, 2022 to December 31, 2024. The Company adopted this ASU in fiscal 2023 and it had no impact on its financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06,” Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815 - 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

In March 2023, the FASB issued ASU 2023-01, which amends the application of ASU 2016-02, Leases (Topic 842), related to leases with entities under common control, also referred to as common control leases. The amendments to this update require an entity to consider the useful life of leasehold improvements associated with common control leases from the perspective of the common control group and amortize the leasehold improvements over the useful life of the assets to the common control group, instead of the term of the lease. Any remaining value for the leasehold improvement at the end of the lease would be adjusted through equity. The standard is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The adoption is not expected to have a material impact on the Company’s financial statements.

3. Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Fair Value Measurements at September 30, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$146	$—	$—	$146
Short-term investments	—	71,148	—	71,148

	$146	$71,148	$—	$71,294

Liabilities:
Derivative liability	$—	$—	$4,548	$4,548

	$—	$—	$4,548	$4,548

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

	Fair Value Measurements at December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$515	$—	$—	$515
Short-term investments	—	69,448	—	69,448

	$515	$69,448	$—	$69,963

Liabilities:
Derivative liability	$—	$—	$971	$971

	$—	$—	$971	$971

The fair values of government money market funds have been measured on a recurring basis using Level 1 inputs, which are based on unadjusted quoted market prices within active markets. The short-term investments, including investments in fixed income securities, have been measured using Level 2 inputs based on alternative pricing sources and models utilizing observable market inputs.

The Company’s Level 3 liability consists of an embedded derivative liability associated with the Company’s convertible note (see Note 13 Debt). On October 17, 2022, (the “Closing Date”), the Company recorded the fair value of the embedded derivative liability associated with the convertible note. The embedded derivative liability is subject to remeasurement at the end of each reporting period, with changes in fair value recognized as a component of other income (expense). The fair value of derivative liability was determined using a Monte Carlo Simulation (“MCS”) analysis, which uses Level 3 inputs. The MCS analysis contains inherent assumptions related to expected stock price volatility, estimated deSPAC date, risk-free interest rate, estimated market yield and the probability of a successful transaction. Due to the use of significant unobservable inputs, the overall fair value measurement of the derivative liability is classified as Level 3.

As of September 30, 2023, the fair value of the derivative liability was determined using the following assumptions:

September 30, 2023
Exchange closing price	$10.66
Contractual conversion price	$10.00
Risk-free rate	5.6%
Estimated volatility	3.7%

The following table shows the change in the fair value of the derivative liability during the nine-month period ended September 30, 2023:

Amount
Balance as of December 31, 2022	$971
Change in fair value of derivative instrument	3,577

Balance as of September 30, 2023	$4,548

There have been no changes in valuation techniques and related inputs. As of September 30, 2023 and December 31, 2022, there were no transfers between Level 1, Level 2 and Level 3.

4. Variable Interest Entities (“VIE”)

As part of the organizational structure, the Company has established numerous single-asset LLC entities (“SAEs”) each for the primary purpose of holding a single identifiable asset, individual planes / aircraft and leasing the asset to the Company through its wholly-owned subsidiaries. There are SAEs in which the Company has less than 100% equity interest (generally 50% or less) (“SAEs with Equity”). There are also SAEs in which the Company holds zero equity interests. Generally, in these instances, the Company initially acquired the aircraft, contributed the aircraft to the SAE, and subsequently sold 100% of the equity interests in the SAE and leased the aircraft back from the third-party in a sale-leaseback structured transaction (“SAEs without Equity”). The Company also has a 50% non-controlling ownership interest in an entity that operates an aircraft paint facility (“paint entity”).

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Management analyzes the Company’s variable interests including loans, guarantees, and equity investments, to determine if the Company has any variable interests in these entities. This analysis includes both qualitative and quantitative reviews. Qualitative analysis is based on an evaluation of the design and primary risk of these entities, their organizational structures including decision making abilities, and financial and contractual agreements. Quantitative analysis is based on these entities’ equity interests and investment. The Company determined it has variable interests in the paint entity and SAEs with Equity as a result of its equity interest in these entities. For those SAEs without Equity that the Company has a (a) lease agreement for the aircraft which is the primary asset of these entities (the “lessor SAEs without Equity”), and (b) either (i) has a call option and/or (ii) a lessor put option for a fixed purchase price, it is determined that the Company has variable interests in the lessor SAEs without Equity.

The Company then determines whether the entities that the Company has variable interests in are VIEs. ASC Topic 810, Consolidation, defines a VIE as an entity that either (i) lacks sufficient equity to finance its activities without additional subordinated financial support from other parties; or (ii) whose equity holders, as a group, lack the characteristics of a controlling financial interest. Paint entity, SAEs with Equity and lessor SAEs without Equity are VIEs as they met at least one of the criteria above.

A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE.

The Company uses qualitative and quantitative analyses to determine if it is the primary beneficiary of VIEs including evaluation of (a) the purpose and design of the VIE, and (b) activities that most significantly impact economic performance of the VIE. The Company also determines how decisions about significant activities are made in the VIE and the party or parties that make them. The Company determined that it is the primary beneficiary of these VIEs because it acts as manager of the entities’ aircraft or retains control of the entity through terms in the leases, thereby giving it the power to direct activities of the entities that most significantly impact its economic performance. In addition, the Company either (a) has obligations to the losses of the VIEs and the right to receive benefits from the VIEs that could potentially be significant to the entities as a result of its equity interests, or (b) is deemed to have a controlling financial interest in the VIEs due to the other equity holders of these VIEs, as a group, lacking the characteristics of a controlling financial interest.

The Company’s condensed consolidated balance sheets include the following assets and liabilities of these VIEs:

	September 30,	December 31,
	2023	2022
Cash	$814	$1,041
Property and equipment, net	73,338	63,913
Long-term notes payable, current portion	3,227	5,841
Long-term notes payable, non-current portion	38,891	40,562

The Company’s condensed consolidated statements of operations and comprehensive income (loss) include the following expenses of these VIEs:

	Nine Months Ended September 30,
	2023	2022
Interest expense	$1,540	$1,201
Depreciation and amortization	5,767	5,277

The assets of the Company’s VIEs are only available to settle the obligations of these entities. Creditors of each of the VIEs have no recourse to the general credit of the Company.

While the Company has no contractual obligation to do so, it may voluntarily elect to provide the VIEs with additional direct or indirect financial support based on its business objectives. The Company provided financial contributions to the VIEs in the amount of $9,208 and $14,379 during the nine months ended September 30, 2023 and 2022, respectively.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

5. Investments in Securities

The cost and fair value of marketable securities are as follows:

	September 30, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury bill	$61,717	$53	$(39)	$61,731
Municipal bond	9,287	5	(840)	8,452
Corporate/government bond	477	5	—	482
Other bonds	478	5	—	483

	$71,959	$68	$(879)	$71,148

	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury bill	$59,764	$319	$—	$60,083
Municipal bond	9,205	40	(838)	8,407
Corporate/government bond	477	—	—	477
Other bonds	478	3	—	481

	$69,924	$362	$(838)	$69,448

The aggregated unrealized losses on available-for-sale debt securities in the amounts of $811 and $476 have been recognized in accumulated other comprehensive loss in the Company’s condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022, respectively.

6. Inventory

Inventory consists primarily of finished goods and materials and supplies. Inventory, net of reserve consisted of the following:

	September 30,	December 31,
	2023	2022
Aircraft parts	$5,351	$3,350
Materials and supplies	1,285	2,522

	$6,636	$5,872

7. Other Receivables

Other receivables consisted of the following:

	September 30,	December 31,
	2023	2022
Rebate receivables	$513	$1,375
Federal excise tax receivable	2,492	2,506
Insurance settlement in process	906	931
Other	164	113

	$4,075	$4,925

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	September 30,	December 31,
	2023	2022
Prepaid vendor expenses	$2,026	$2,009
Prepaid insurance	154	1,894
Capitalized SPAC costs	4,033	1,233
Prepaid maintenance	211	181
Prepaid non-aircraft subscriptions	298	135
Deferred commission	576	413

	$7,298	$5,865

9. Property and Equipment, Net

Property and equipment, net consisted of the following:

	September 30,	December 31,
	2023	2022
Transportation equipment	$317,487	$294,846
Office furniture and equipment	3,067	2,591
Leasehold improvements	—	137
Construction in progress	617	447
Deposits on transportation equipment	29,204	29,729

	350,375	327,750
Less: Accumulated depreciation and amortization	(82,747)	(75,057)

Property and equipment, net	$267,628	$252,693

Depreciation and amortization expense of property and equipment for the nine months ended September 30, 2023 and 2022 was $19,341 and $16,084, respectively. The net carrying value of disposals of long-lived assets as of September 30, 2023 and December 31, 2022 was $40,336 and $45,209, respectively.

Interest payments on borrowings to acquire aircraft are capitalized for the month of acquisition when the aircraft’s in-service date begins following the 15th of the month. (Interest payments for the month of acquisition would be expensed if the aircraft is placed into service before the 15th of the month). Capitalized interest was immaterial and $161 as of September 30, 2023 and December 31, 2022, respectively, and was included as a component of construction in progress prior to the equipment’s in-service date.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

10. Intangible Assets

Intangible assets, net are as follows:

	September 30, 2023
	Intangible Assets, Gross	Accumulated Amortization	Intangible Assets, Net	Weighted-Average Useful Life (in years)
Software - in service	$3,269	$(1,624)	$1,645	3
FAA certificate	650	—	650	Indefinite

Total acquired intangible assets	$3,919	$(1,624)	$2,295

	December 31, 2022
	Intangible Assets, Gross	Accumulated Amortization	Intangible Assets, Net	Weighted-Average Useful Life (in years)
Software - in service	$2,680	$(898)	$1,782	3
FAA certificate	650	—	650	Indefinite

Total acquired intangible assets	$3,330	$(898)	$2,432

Amortization of intangible assets was $835 and $739 for the nine months ended September 30, 2023 and 2022, respectively. The Company did not record any impairment charges related to definite-lived intangible assets for the nine months ended September 30, 2023 and 2022.

The following is a schedule of estimated amortization expense for the following periods:

Fiscal Year	Amount
2023 (remaining)	$272
2024	968
2025	310
2026	95

$1,645

11. Leases

The Company’s lease arrangements generally pertain to real estate leases and aircraft. The Company leases real estate including hangars and office space under non-cancelable operating leases, ranging from two to thirty years. As of September 30, 2023 and December 31, 2022, the Company operated 42 and 30 aircraft, respectively, under non-cancelable operating leases ranging from two to seven years for charter flight services. For the Company’s aircraft leases, in addition to the fixed lease payments for the use of the aircraft, the Company is also obligated to pay into aircraft engine reserve programs and additional variable costs which are expensed as incurred and are not included in the measurement of our leases which amounted to $8,481 and $11,321 for the nine months ended September 30, 2023 and 2022, respectively. During the nine months ended September 30, 2023, the Company negotiated the purchase of two aircraft under existing operating leases. Additionally, the Company entered into sale-leaseback transactions for ten aircraft during the same period. The sale-leaseback transactions qualified as a sale and the associated assets were removed from property and equipment, net and recorded as operating lease right-of-use assets on the Company’s condensed consolidated balance sheets.

Vehicle leases typically have month-to-month lease terms and are classified as short-term leases.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

The following table sets forth information about the Company’s operating lease costs for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,
	2023	2022
Operating lease cost:	$12,547	$9,748
Short-term lease cost	457	396

Total lease costs	$13,004	$10,144

The following table sets forth supplemental information about the leases for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,
	2023	2022
Cash paid for amounts included in the measurement of operating liabilities	$11,063	$9,459
ROU assets obtained in exchange for new operating lease liabilities	$36,105	$18,533
Weighted-average remaining lease term – operating leases	7.85	9.90
Weighted-average discount rate – operating leases	6.23%	5.69%

The Company’s future lease payments under non-cancellable operating leases as of September 30, 2023 are as follows:

Fiscal Year	Amount
2023 (remaining)	$20,149
2024	18,280
2025	15,852
2026	11,126
2027	7,047
Thereafter	27,775

Total undiscounted cash flows	100,229
Less: Imputed interest	(23,785)

Present value of lease liabilities	$76,444

12. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	September 30,	December 31,
	2023	2022
Accrued vendor payments	$11,542	$4,510
Accrued ERC payments	9,044	8,909
Accrued employee-related expenses	7,406	6,473
Accrued engine expenses	—	1,139
Accrued tax expenses	295	526
Other	522	220

	$28,809	$21,777

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Employee Retention Credit (“ERC”)

The CARES Act, which was enacted on March 27, 2020, provides an ERC that is a refundable tax credit against certain employer taxes. The ERC was subsequently amended by the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriation Act of 2021, and the American Rescue Plan Act of 2021, all of which amended and extended the ERC availability and guidelines under the CARES Act. The goal of the ERC program is to encourage employers to retain and continue paying employees during periods of pandemic-related reduction in business volume even if those employees are not actually working, and therefore, are not providing a service to the employer.

Under the Act, eligible employers could take credits up to 70% of qualified wages with a limit of $7 per employee per quarter for the first three quarters of calendar year 2021. In order to qualify for the ERC in 2021, organizations generally have to experience a more than 20% decrease in gross receipts in the quarter compared to the same quarter in calendar year 2019 or its operations are fully or partially suspended during a calendar quarter due to “orders from an appropriate governmental authority limiting commerce, travel, or group meetings (for commercial, social, religious, or other purposes)” due to COVID-19. The credit is taken against the Company’s share of Social Security Tax when the Company’s payroll provider files, or subsequently amends the applicable quarterly employer tax filings.

As of September 30, 2023, the Company has received ERC payments totaling $9,044. The Company’s legal counsel has issued a legal opinion that the Company, more likely than not, qualified for the ERC. However, it remains uncertain whether the Company meets the eligibility qualifications required for the ERC. Therefore, the balance was included in accrued expenses and other current liabilities in the condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022 since the Company may potentially be required to repay the ERC.

13. Debt

The components of the Company’s outstanding short-term loans payable consisted of the following:

	Weighted average interest rates	September 30, 2023	December 31, 2022
Short-term notes payable
Bank 2	7.5%	14,400	3,756
Less: Unamortized debt issuance costs		(75)	(52)

Total short-term notes payable		$14,325	$3,704

In October 2022, the Company entered into a short-term loan agreement for a principal amount of $3,756 bearing interest at 6.5% and was initially maturing in April 2023. In April 2023, the Company extended its maturity date to October 2023. The loan is collateralized by the aircraft it financed and requires monthly interest payments. A balloon payment of all unpaid principal and accrued and unpaid interest is due upon maturity. The principal balance of $3,756 was paid off in September 2023.

In June 2023, the Company entered into two new short-term loan agreements in the amounts of $8,000 and $6,400 principal. Both loans bear an interest rate of 7.75%, with a maturity date of six months from the loan date.

As of September 30, 2023 and December 31, 2022, unamortized debt issuance costs were $75 and $52, respectively.

During the nine months ended September 30, 2023 and 2022, the Company recorded $100 and $233, respectively in amortization of debt issuance costs within interest expense in the condensed consolidated statements of operations and comprehensive income (loss). Total interest expense related to short-term debt was $571 and $642 for the nine months ended September 30, 2023 and 2022, respectively.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

The components of the Company’s outstanding long-term debt consisted of the following:

	Interest Rates		September 30,	December 31,	Maturity Dates
	September 30, 2023	December 31, 2022	2023	2022	September 30, 2023	December 31, 2022
Long-term notes payable with banks for the purchase of aircrafts
Bank 1	4.0% - 5.5%	4.0% - 5.5%	$17,305	$24,275	Dec 2023 - Sep 2026	Aug 2023 - Sep 2026
Bank 2	4.0% - 6.3%	4.0% - 6.3%	14,211	15,518	Dec 2025 - Jun 2028	Jun 2023 - Nov 2027
Bank 3	3.5% Fixed - 2.3% + SOFR**	3.5% Fixed - 2.3% + LIBOR	7,980	8,721	Oct 2023 - Oct 2026	Apr 2023 - Oct 2026
Bank 4	2.9% + SOFR**	2.8% + LIBOR	4,186	4,440	Sep 2024 - Dec 2024	Sep 2024 - Dec 2024
Bank 5	5.3% - 6.0%*	5.3% - 6.0%*	3,873	4,204	Jul 2030 - Sep 2030	Jul 2030 - Sep 2030
Bank 6	5.4%	5.4%	1,912	2,114	Jan 2024	Jan 2024
Bank 7	4.0%	4.0%	1,127	1,320	Sep 2027	Sep 2027
Long-term notes payable with financial institutions for the purchase of aircrafts
Financial Institution 1	0.25% + Schwab Loan Rate	5.3%	3,380	3,650	Dec 2027	Dec 2027
Financial Institution 2	3.6% - 7.0%	3.6% - 7.0%	9,905	17,882	Mar 2026 - Jun 2027	Mar 2026 - Jun 2027
Financial Institution 3	9.0%	n/a	22,852	-	Sep 2033	n/a
Credit facility with financial institutions for the purchase of aircrafts	1.3% + SOFR** -	2.3% + LIBOR -
Financial Institution 4	2.8% + SOFR**	2.8% + SOFR**	86,394	32,153	See disclosure below	See disclosure below
Convertible Notes	10.0%	10.0%	93,384	86,816	See disclosure below	See disclosure below
Other long-term debt payable
EID loan			118	122	See disclosure below	See disclosure below
Long-term debt from VIEs			42,118	46,403
Total Long-term notes payable			308,745	247,618
Less: Unamortized debt issuance costs and debt discount			(1,045)	(1,717)
Less: current portion			(84,839)	(23,581)

Long-term notes payable, non-current portion			$222,861	$222,320

*

The payment terms dictate that the Note shall bear interest at a rate equal to the Prime Rate plus 275 basis points with an initial interest rate set at 6% based on the Prime Rate and Loan Spread at the time of the agreement. The interest rate is to be adjusted every 5 years and be based on the Prime Rate published as of the date plus the Loan Spread.

**	SOFR is defined as “Secured Overnight Financing Rate”

The Company (the “borrowers”) routinely enters into long-term loan agreements with various lenders for the purpose of financing purchases of aircraft. These loans usually have an initial term between 2 to 15 years and sometimes the borrowers negotiate with the lenders to extend the maturity date at the end of the initial term. The Company will refinance as needed to meet its obligations as they become due within the next 12 months. The Company has maintained a positive relationship with the lenders and has not historically had any difficulty refinancing these debt obligations. Based on historical experience and the fact that the Company has not suffered any decline in creditworthiness, it expects that cash on hand and cash earnings will enable it to secure the necessary refinancing. Amendments are executed at times when interest rates and terms are changed. Under these long-term loan agreements, these borrowers usually pay principal and interest payments each month, followed by a balloon payment of all unpaid principal and accrued and unpaid interest due upon maturity, and when applicable, a loan origination fee upon execution. Additionally, late payments are usually charged a 5% penalty fee (each individual loan agreement varies). Each note payable is collateralized by the specific aircraft financed and is guaranteed by the owners of the borrowers. Debts are usually satisfied when the financed aircraft are sold.

The lender may impose a restriction that the outstanding balance of the note may not exceed a percentage of the retail value of the collateral. In the event the outstanding value of the loan exceeds the percentage threshold of the collateralized aircraft, the borrowers may be required to make a payment in order to reduce the balance of the loan. Pursuant to the loan agreements, the borrowers must maintain certain debt service ratios (such as cash flow to leverage or certain EBITDA to total borrowings) specific to each lender as long as the borrowers hold outstanding loans. There are approximately forty separate loan agreements (each loan agreement includes the initial agreement and amendments if applicable) with note payable balances outstanding included in the condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022, respectively.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

As of September 30, 2023 and December 31, 2022, unamortized debt issuance costs were $165 and $217 for long-term notes payable (excluding convertible note), respectively.

During the nine months ended September 30, 2023 and 2022, the Company recorded $55 and $64, respectively, in amortization of the debt issuance costs within interest expense in the condensed consolidated statements of operations and comprehensive income (loss). Total interest expense related to long-term debt (excluding convertible note) was $5,931 and $2,553 for the nine months ended September 30, 2023 and 2022, respectively.

The table below presents the Company’s contractual principal payments (not including debt issuance costs) as of September 30, 2023 under then-outstanding long-term debt agreements in each of the next five calendar years (does not include VIE loans):

Fiscal year	Amount
2023 (remaining)	$9,900
2024	79,195
2025	19,437
2026	23,084
2027	23,886
2028 and beyond	111,125

266,627
Long-term notes payable from VIE	42,118

Total long-term notes payable	$308,745

Credit Facility (term loan)

In August 2018, the Company entered into a term loan agreement with a financial institution (the “Lender”) to provide a term loan with a maximum borrowing amount of $12,255, each borrowing considered a loan with a separate promissory note (the “Credit Facility”). Each term loan will be used to finance the purchase of aircraft and shall not exceed certain appraised value of the aircraft that is being financed.

Interest will accrue on the unpaid principal balance at a rate equal to the Overnight LIBOR-Based Rate (a per annum rate of interest which is equal to the greater of: (i) the floor rate 2.25%, and (ii) the sum of Overnight LIBOR plus 2.25% Overnight LIBOR Margin) at the execution date of the promissory note. Interest on each loan will be paid in arrears on the same day of each month, commencing on the one-month anniversary of the promissory note. In addition to the interest payments, a principal payment of each loan will be paid monthly based on an amortization schedule of twelve years. The entire remaining principal balance of the loan, plus all accrued but unpaid interest shall be due and payable on the fifth-year anniversary of the promissory note (the “Maturity Date”). Any installment of principal or interest on the loans which are not paid when due shall bear a default interest rate equal to the lesser of (i) the applicable LIBOR-based rate plus 3% per annum, or (ii) the highest rate then permitted by applicable law. A late charge of 5% of any payment will be imposed on any regularly scheduled payment not received by the Lender on or before 15 days from the date such payment is due.

The Lender has the right to have any financed aircraft appraised during any outstanding obligations, at the Company’s sole cost and expense. In the event the loan is revealed to have a value greater than a certain percentage of the aircraft, the Company must make a mandatory repayment of the applicable loan to an amount that will reduce the loan to be less than the required percentage of the applicable appraised value. Pursuant to the term loan agreement, the Company must maintain a certain debt service coverage ratio (the ratio calculated by dividing EBITDA and sum of all loan payments), tested annually. There is also an optional prepayment clause which specifies that the Company may prepay any loans in whole or in part, and all prepayments of principal shall include interest accrued to the date of the prepayment on the principal amount being prepaid.

The Credit Facility contains clauses requiring the Company to maintain their limited liability companies’ existence and to not permit any of the subsidiaries to liquidate, dissolve, change their names, or consolidate with other corporations without prior consent of the Lender. The original loan agreement states that the Company may not re-borrow any amounts repaid to the Lender. The term loan is collateralized by substantially all assets of the borrower and initially expires August 2019. The Credit Facility also contains other customary covenants, representations and events of default.

In August 2019, the Company entered into the First Amendment of the original term loan agreement which increased the maximum available borrowings of the Credit Facility to $22,255 and extended the maturity date to November 2020. The First Amendment also amended the covenant to require the Company to maintain a certain Fixed Charge Coverage ratio tested on the date immediately preceding each borrowing and upon receipt of quarterly financial statements.

In November 2020, the Company entered into the Second Amendment of the term loan agreement which increased the maximum available borrowings of the Credit Facility to $27,250 and extended the maturity date to November 2022.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

In September 2022, the Company entered into the Third Amendment of the term loan agreement which increased maximum available borrowings of the Credit Facility to $32,250 and extended the maturity date to September 2024. The Third Amendment also states that the Company may repay any outstanding loan at any time and any amounts so repaid may be reborrowed, up to the Maximum Loan Amount at the time of such borrowing. The Third Amendment also amended the interest rate terms and provided the option to elect a rate per year equal to SOFR-Based Rate or the Prime-Based Rate. The Company elected to utilize the SOFR-Based Rate upon execution of the amendment and continued to pay interest based on the SOFR-Based Rate as of September 30, 2023.

As of September 30, 2023 and December 31, 2022, the aggregate outstanding balances on the term loan were $29,854 and $32,153, respectively, maturing from October 2023 to September 2027. As of September 30, 2023 and December 31, 2022, the Company had approximately $2,396 and $97 additional available borrowing capacity under the term loan.

Credit Facility (Revolving Line of Credit)

In March 2023, the Company entered into a revolving uncommitted line of credit loan with the lender (the “LOC Master Note”). The LOC Master Note provides a line of credit of up to $60,000 and the Company may request one or more loans from time to time until the scheduled maturity date of March 9, 2024 (“Maturity Date”). The loan is collateralized by the Company’s investment accounts with the financial institution.

At the Company’s option, the interest rate on term loans drawn from the LOC Master Note is equal to either the Prime-Based Rate, defined as the greater of 1.25% or the prime rate minus 1.88%, or the Daily Simple SOFR-Based Rate, defined as the greater of 1.25% or the Daily Simple SOFR plus 1.25% (“Interest Rate Option”). The Company agrees to pay accrued interest monthly on the 9th day of each month, beginning with the first of such dates to occur after the date of the first Loan, at maturity of this note, and upon payment in full, whichever is earlier or more frequent. After maturity, whether by acceleration or otherwise, interest shall be payable upon demand. The Company may prepay any principal bearing interest at any Interest Rate Option in whole or in part without breakage fee, penalty or premium; provided, however, that if a Swap Agreement with a Daily Simple SOFR-Based Rate is in effect between Lender and the Company in connection with a Loan made pursuant to this LOC Master Note, any applicable swap breakage fees, penalties, premiums and costs will apply. There is no Swap Agreement in place as of September 30, 2023.

The LOC Master Note contains customary representations and warranties and financial and other affirmative and negative covenants and is subject to acceleration upon certain specified events of default, including failure to make timely payments, breaches of certain representations or covenants, failure to pay other material indebtedness, failure to maintain the market value of the Collateral such that at all times it equals or exceeds the Minimum Liquidity Balance and certain other events of default.

All payments shall be made in immediately available funds and shall be applied first to accrued interest and then to principal; however, if an Event of Default occurs, Lender may in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued.

The Company drew an initial $44,527 principal amount in March 2023, with the selected interest option of SOFR plus 1.25%. In April and September 2023, the Company drew additional $3,300 and $8,713 principal amounts, respectively, under the LOC Master Note with the selected interest option of SOFR plus 1.25%. The principal amount drawn in April was distributed as an equity distribution. As of September 30, 2023, the Company has an outstanding balance on the LOC Master Note of $56,540 with the selected interest option of SOFR plus 1.25%.

Debt Covenants

Financial covenants contained in the debt borrowings mandate that the Company maintains certain financial metrics, including, but not limited to, debt service coverage ratios, fixed charge cover ratios, or cash flow cover ratios. If LGM is unable to maintain the financial metric, it is a breach of the debt covenant and is considered an event of default. An event of default can result in all loans and other obligations becoming immediately due and payable, including the advance of any sums necessary to cure the event of default, allowing the lenders to seize the collateralized assets, aircraft and the debt agreements being terminated. As of the year ended December 31, 2022, the Company was not in compliance with certain financial covenants and obtained waiver request letters from the various lenders. Pursuant to the waiver letters, the lenders agreed to waive the financial covenants for the year ended December 31, 2022. There is only one lender that requires quarterly financial covenants. The Company was not in compliance with this financial covenant and obtained a waiver request letter from the lender. Pursuant to the waiver letter, the lender agreed to waive the financial covenant for the nine months ended September 30, 2023.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Convertible Note

On the Closing Date, LGM entered into an Equity Purchase Agreement (“EPA”) with an acquisition corporation to merger through a special purpose acquisition corporation (“SPAC”). In combination with the EPA, LGM entered into a Senior Subordinated Convertible Note agreement with an investor (“Noteholder”). Pursuant to the convertible note agreement, LGM borrowed and agreed to repay the Noteholder a principal amount of $50,000, which can be increased to a maximum borrowing of $85,000. On October 28, 2022, the Company requested and received the additional $35,000 incremental note funding, bringing the total borrowing amount to $85,000 (“Convertible Note”).

The Convertible Note accrues interest daily at the applicable rate which is 10% prior to the De-SPAC Termination Event (defined as the occurrence of the termination of EPA) and 15% after the De-SPAC Termination Event. Before the De-SPAC Termination Event, the interest is payable in kind (“PIK”, instead of paying cash, accrued interest will be added to the outstanding principal balance and will be deemed paid) annually on the anniversary of the Convertible Note’s Closing Date. After the De-SPAC Termination Event, all accrued and unpaid interest becomes due and payable in cash in arrears on the last day of the first calendar month following the De-SPAC Termination and continuing monthly until the Convertible Note is paid. In addition, in the event of a De-SPAC Termination Event, the outstanding principal balance of the Convertible Note including PIK amounts becomes payable in a monthly amount equal to the outstanding obligation divided by 24 months.

The maturity date of the Convertible Note is defined as the first to occur of (a) the De-SPAC Completion Exchange Closing, which will satisfy in full such repayment obligation and (b) the two (2) year anniversary of the first De-SPAC Termination Event occurring after the Closing Date. No amount repaid or prepaid under this Convertible Note may be reborrowed and LGM is not permitted to prepay the Convertible Note without consent of the holders of a majority interest of shares which exceed fifty percent (“Majority Noteholders”).

At any time following the De-SPAC Termination Event that any Event of Default has occurred, all outstanding obligations under the Convertible Note will bear interest at the rate of 17%. The events of default constitute typical default events such as failure to pay, breach of representations and warranties, bankruptcy, and breaches of covenants. Affirmative covenants include providing financial information to the Noteholder, maintaining the Company’s property, discharging its payment obligations, and complying with applicable laws. Negative covenants state the borrower will not incur any debt constituting senior obligations or other debt, incur additional liens except securing senior obligations, engage in a merger, declare or pay a dividend, dispose of property or sell equity interests except in the normal ordinary course of business transactions.

Upon the De-SPAC closing, the Convertible Note will be automatically converted for the number of shares of the SPAC’s Class A common stock, par value $0.0001 per share, equal to the quotient of (a) the aggregate borrowings under the Convertible Note divided by (b) the De-SPAC completion exchange price, satisfying the repayment obligation.

The Company assessed all terms and features of the Convertible Note in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the Convertible Note, including the conversion, put and call features. In consideration of this provision, the Company concluded the conversion feature required bifurcation as a derivative. The fair value of the conversion feature derivative was determined based on the difference between the fair value of the Convertible Note with the conversion option and the fair value of the Convertible Note without the conversion option. The Company determined that the fair value of the derivative upon issuance of the Convertible Note was $1,441 and recorded this amount as a derivative liability and the offsetting amount as a debt discount as a reduction to the carrying value of the Convertible Note on the Closing Date. The Company recognized expense of $3,577 related to the change in fair value of derivative liability within other income (expense) for the nine months ended September 30, 2023 in the condensed consolidated statements of operations and comprehensive (loss) income.

As of September 30, 2023 and December 31, 2022, unamortized debt issuance costs related to the Convertible Note were $880 and $1,500, respectively. During the nine months ended September 30, 2023, the Company recorded $610 in amortization of the debt issuance costs and $6,567 related to the PIK interest expense within interest expense in the condensed consolidated statement of operations and comprehensive (loss) income. The effective interest rate used is 13.6% and 14.3% as of September 30, 2023 and December 31, 2022.

Paycheck protection program (“PPP”) loans

In response to the coronavirus (COVID-19) outbreak in 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) that, among other economic stimulus measures, established the PPP to provide small business loans.

In January 2021, the Company entered into an additional PPP loan agreement for approximately $339. The PPP loan bears a fixed interest rate of 1% over a five-year term, is guaranteed by the U.S. federal government and does not require collateral. The loans may be forgiven, in part or whole, if the proceeds are used to retain and pay employees and for other qualifying expenditures.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

During 2021, the Company used all of the 2021 PPP loan proceeds to pay for qualified expenses, 100% of which were used to pay for payroll-related expenses. The Company submitted its application and supporting documentation for forgiveness to its bank, which submitted the application and supporting documentation to the Small Business Administration (“SBA”).

The balance on the PPP Loan was $339 and is included in the other non-current liability in the condensed consolidated balance sheets as of December 31, 2022. The loan was forgiven in April 2023 including all accrued and unpaid interest. During the nine months ended September 30, 2023, the Company recognized loan forgiveness of $339 as other income.

Economic Injury Disaster Loans (“EID”)

In August of 2020, the Company executed the standard loan documents required for securing loans offered by the SBA under its EID loan assistance program and received the loan proceeds of $122. The proceeds from the EID Loan must be used for working capital. The EID Loan has a thirty-year term and bears interest at a rate of 3.75% per annum with monthly principal and interest payments being deferred for 12 months after the date of disbursement. On March 11, 2021, the American Rescue Plan Act of 2021 was enacted, which extended the first due date for repayment of EIDLs made in 2020 from 12 months to 24 months from the date of the note. The EID loan may be prepaid at any time prior to maturity with no prepayment penalties. The Loan Authorization and Agreement and the note executed by the Company in connection with the EID Loan contains events of default and other provisions customary for a loan of this type and the EID loan is secured by a security interest on all of the Company’s assets.

14. Other Non-Current Liabilities

Other non-current liabilities consisted of the following:

	September 30,	December 31,
	2023	2022
Guaranteed revenue program deposits	$—	$37,500
Fractional ownership deposits	10,872	3,636
PPP loan	—	339
Other	27	28

	$10,899	$41,503

15. Members’ Equity and Noncontrolling Interests

Membership Interest

Pursuant to the LGM Operating Agreement, which was adopted in October 2011, LGM has a single class of membership interests.

Members are not required to make additional capital contributions in excess of their respective initial capital contributions unless the Company is unable to borrow funds on reasonable terms necessary to operate in its normal manner.

Allocations of Net Profits and Net Losses

For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis and shall be allocated to the members in proportion to each member’s percentage interest. Any elections or other decisions relating to such allocations shall be made by the members in any manner that reasonably reflects the purpose and intention of the Company’s amended and restated operating agreement. If any allocation of losses would cause a member to have an adjusted capital account deficit, those losses instead shall be allocated to the other members pro rata. Those losses will be offset first in subsequent years to the extent of income.

Voting Rights

Each member shall be entitled to vote at any and all meetings of the members of the Company, or by written consent in lieu thereof, on all propositions submitted to vote in relative proportion to their percentage interests.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Liquidation

In the event of liquidation, whether voluntary or involuntary, members are entitled to receive all remaining assets of the Company available for distribution to its members in relative proportion to their percentage interests.

Noncontrolling Interest

The Company held a controlling interest in several entities that are not wholly-owned as described above (see Note 4 VIE) and net income or net loss of such entities is allocated on a straight percentage basis based on the given terms of each entity’s operating agreement (see percentage below). Net loss attributable to noncontrolling interests for the nine months ended September 30, 2023 and 2022 was $6,762 and $6,632, respectively.

As of September 30, 2023, the noncontrolling interests in the Company’s consolidated entities are comprised of the following (11 entities):

Entities - Major Owner	Noncontrolling Interest	LGME’s ownership	Total
Entities 1-3	99%	1%	100%
Entity 4	95%	5%	100%
Entity 5	77%	23%	100%
Entity 6	75%	25%	100%
Entity 7	70%	30%	100%
Entity 8	68%	32%	100%
Entity 9	67%	33%	100%
Entity 10	58%	42%	100%
Entity 11	52%	48%	100%

On July 1, 2023, the Company entered into an agreement with the noncontrolling interests of certain controlled and consolidated aircraft leasing entities to exchange ownership interests involving sixteen aircraft and their related entities. The purpose of the transactions was to give the Company 100% ownership of certain aircraft. These transfers are accounted for as equity transactions and no gain or loss was recognized during the nine months ended September 30, 2023. These transfers are included within exchanges of aircraft ownership interests on the condensed consolidated statements of members’ (deficit) equity. The carrying amounts of the assets and liabilities of the consolidated aircraft leasing entities are not changed. The carrying amounts of the noncontrolling interests are adjusted to reflect the change in the ownership interests of each consolidated aircraft leasing entity.

As of December 31, 2022, the noncontrolling interests in the Company’s consolidated entities are comprised of the following (22 entities):

Entities - Major Owner	Noncontrolling Interest	LGME’s ownership	Total
Entities 1-4	99%	1%	100%
Entity 5	75%	25%	100%
Entity 6	68%	32%	100%
Entity 7	67%	33%	100%
Entities 8-9	58%	42%	100%
Entities 10-22	52%	48%	100%

16. Revenue

Disaggregation of Revenue

The following table disaggregates revenue by service type and the timing of when these services are provided to the member or customer:

	Nine Months Ended September 30,
	2023	2022
Services transferred at a point in time:
Flights	$230,146	$233,812
Services transferred over time:
Memberships	4,138	2,929
MRO	3,032	810
Fractional ownership purchase price	2,081	78

	$239,397	$237,629

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Transaction Price

The transaction prices for each of the primary revenue streams are as follows:

•	Jet Club and Charter – Membership fees (less credits issued), and flight related charges based on trips flown

•	Guaranteed Revenue Program – Fleet minimums with additional charges for flight services over the guarantee

•	MRO – Time and materials incurred for services performed

•	Fractional Ownership – The portion of fractional interest purchase price allocated to revenue, and flight related charges based on trips flown

The following tables provide a roll forward of deferred revenue:

Amount
Balance as of December 31, 2022	$60,602
Revenue recognized	90,582
Revenue deferred	(66,867)

Balance as of September 30, 2023	$84,317

Amount
Balance as of December 31, 2021	$32,795
Revenue recognized	78,862
Revenue deferred	(60,617)

Balance as of September 30, 2022	$51,040

The increase in deferred revenue at September 30, 2023 compared to December 31, 2022 is due to increased customer billings for services relating to timing of satisfaction of the Company’s performance obligations.

17. Commitments and Contingencies

Legal Proceedings

flyExclusive Litigation

On June 30, 2023, flyExclusive served Wheels Up Partners, LLC (“WUP”) a Notice of Termination of the parties’ Fleet Guaranteed Revenue Program Agreement, dated November 1, 2021 (the “GRP Agreement”) following material breaches of the GRP Agreement by WUP, including WUP’s failure to pay outstanding amounts owed to flyExclusive under the GRP Agreement. Subsequently, on July 5, 2023, WUP filed a lawsuit against flyExclusive in the United States District Court for the Southern District of New York, alleging that flyExclusive breached the GRP Agreement and the implied duty of good faith and fair dealing therein by wrongfully terminating the GRP Agreement. WUP contends that flyExclusive did not have a right to terminate the GRP Agreement, that the termination was thus ineffective, and instead constituted a material breach of the GRP Agreement. WUP alleges this gave WUP the right to terminate the GRP Agreement, which WUP alleges it has done. The complaint seeks compensatory damages in an unspecified amount and attorney’s fees and costs. flyExclusive plans to defend this unjustified action by WUP vigorously. The Company is in the process of evaluating the impact of this event and an estimate cannot be made at this time. See Note 2 for additional details of the Guaranteed Revenue Program.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Other Litigation

The Company is subject to certain claims and contingent liabilities that arise in the normal course of business. While we do not expect that the ultimate resolution of any of these pending actions will have a material effect on our consolidated results of operations, financial position or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which we currently believe to be immaterial, does not become material in the future.

Repurchase Contingencies

The Company has entered into sale and leaseback transactions in the ordinary course of business (see Note 4 VIE), and the Company has certain repurchase contingencies at the option of the lessors. These transactions typically require the aircraft lessor to provide the Company with formal notice of the exercise of the put option associated with the lease no later than 60 or 90 days in advance of the end of the lease term, with the aircraft repurchase to occur at the end of the lease term. Each lease with an associated put option has a lease term of typically 5 to 10 years from the date the aircraft is added by the FAA to the Company’s Charter Certificate Operation Specifications, and occasionally has a lease term beginning on the effective date of the lease agreement or the date the aircraft is delivered to the Company. Additionally, the put option purchase price is typically reduced dollar for dollar by the amount of each monthly payment or flight credit over the course of the lease term, but not reduced below a certain threshold.

The following is a schedule by years of future repurchase contingencies under the leases as of the nine months ended September 30, 2023:

Fiscal Year	Amount
2023 (remaining)	$—
2024	5,479
2025	9,036
2026	33,965
2027	25,846
Thereafter	6,175

$80,501

On August 26, 2021, the Company was issued formal notice from a lessor that it had exercised the end of term put option in connection with a leased aircraft. The Company is obligated to repurchase the aircraft in 2026 at the end of the lease term at the price of $3,450 less the dollar-for-dollar amount of each monthly payment made over the course of the lease term, but not reduced below $2,070 by application of such reduction.

18. Related Party Transactions

The Company regularly enters into related party transactions with entities associated with, and under control of, the majority owner of the Company. Management believes some transactions were conducted on terms equivalent to those prevailing in an arm’s-length transaction. However, some amounts earned or that were charged under these arrangements were not negotiated at arm’s length and may not represent the terms that the Company might have obtained from an unrelated third party. See below for a description of transactions with related parties.

Purchases from Related Parties

LGM Ventures, LLC (“LGMV”) is an entity with the same ownership structure as the Company. Carolina Air Center, LLC, Crystal Coast Aviation, LLC, and Kinston Jet Center, LLC are subsidiaries of LGMV and sellers of fuel. During the nine months ended September 30, 2023 and 2022, the Company purchased a total of $1,550 and $1,666 in fuel from subsidiaries of LGMV, respectively. This fuel represents approximately 3% and 2% of the Company’s total fuel purchases during the nine months ended September 30, 2023 and 2022, respectively.

Leases from Related Parties

Kinston Jet Center, LLC, Kinston Jet House, LLC, and LGM Auto, LLC are subsidiaries of LGMV and lessors of real property and equipment (such as trucks, trailers and vans). During the nine months ended September 30, 2023 and 2022, the Company incurred rent expense to subsidiaries of LGMV totaling $1,078 and $878, respectively. See Note 11 Leases for further details.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Payables to Related Parties

In relation to the fuel purchase and lease transactions, accounts payable to related parties on the condensed consolidated balance sheets totaled $0 and $72 as of September 30, 2023 and December 31, 2022, respectively. Accounts payable to related parties are recorded as an increase in equity and a decrease in accounts payable to related parties at closing. As of September 30, 2023 and 2022, the Company recognized an increase in equity related to related party payables of $1,801 and $3,919, respectively.

Sales to Related Parties

The Company allows owners of subsidiaries and lessor SAEs without Equity (“lessor VIEs”) to charter flights at a reduced rate. During the nine months ended September 30, 2023 and 2022, the Company recorded $18,387 and $17,750 in charter flight revenue from owners of subsidiaries and lessor VIEs, respectively. During the nine months ended September 30, 2023 and 2022, the Company recorded $101 and $15 in revenue from related parties not considered owners of subsidiaries or lessor VIEs, respectively.

Receivables from Related Parties

Short term accounts receivable from related parties are comprised of these customer flight activity charges that exceed the prepaid balances of the respective customer’s account and totaled $1,511 and $2,996 as of September 30, 2023 and December 31, 2022, respectively.

In addition, there are long-term accounts receivable from owners of subsidiaries and lessor VIEs on the condensed consolidated balance sheets that totaled $2,683 and $2,629 as of September 30, 2023 and December 31, 2022, respectively. Long-term accounts receivable from related parties are comprised of the receivable balance from aircraft sales offset by aggregate repurchase option prices at the end of the lease terms (the Company books this liability when the other party exercises its option and therefore LGM is obligated to repurchase the leased aircraft). See Note 11 Leases and Note 17 Commitments and Contingencies for further details.

Accounts receivable from related parties are recorded as a decrease in equity and a decrease in accounts receivable from related parties at closing. As of September 30, 2023 and 2022, the Company recognized a reduction of equity related to related party receivables of $977 and $3,912, respectively.

The Company occasionally makes accounts payable payments on behalf of LGMV. Related party receivables from LGMV are immaterial as of September 30, 2023 and December 31, 2022, respectively.

Notes Receivable from Non-controlling Interests

In the normal course of its business, LGM finances upfront third-party buyers of their SAEs and holds notes receivable from these buyers. Notes receivable from non-controlling interests is comprised of $2,468 of a related party’s purchase of 99% ownership of a consolidated subsidiary and $2,440 of another related party’s purchase of 99% ownership of a consolidated subsidiary as of September 30, 2023.

Notes receivable from non-controlling interests is comprised of $2,572 of a related party’s purchase of 99% ownership of a consolidated subsidiary and $2,545 of another related party’s purchase of 99% ownership of a consolidated subsidiary as of December 31, 2022.

Other Transactions with Related Parties

The Company is a guarantor to a term note, dated January 29, 2021, between Sea Jay, LLC and a financial institution where the initial principal balance is in the amount of $11,900. Sea Jay, LLC is wholly owned by LGM Ventures, LLC.

On September 14, 2023, the Company exercised its repurchase option on a 50% interest of an aircraft co-owned with a proposed Director, Peter Hopper, which resulted in the termination of an aircraft lease with DH Aviation, LLC and subsequent purchase of 50% of the underlying aircraft. This purchase option was settled with a cashless transaction, in which the Company received the aircraft interest in exchange for settling $825 of trade receivables the seller had with the Company. The nature of this transaction was agreed upon in the early stages of the relationship.

19.	Defined Contribution Plan

The Company established the Fly Exclusive 401(k) Plan (the “401k Plan”) under Section 401(k) of the Internal Revenue Code. Under the 401k Plan, employees (or “Participants”) with greater than two months of service may contribute up to the lesser of $58 or 100% of their compensation per year subject to the elective limits as defined by IRS guidelines. The Company may make discretionary matching contributions in amounts equal to a uniform percentage or dollar amount of employees’ elective deferrals each plan year. The Company is matching 50% of the first 8% of base compensation that participants contribute to the Plan. Vesting in the Company’s contribution portion of their accounts is based on years of continuous service. A participant is 100% vested after 2 years of credited service.

LGM ENTERPRISES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands)

Investment selections consist of mutual funds. The Company’s contributions to the 401k Plan amounted to $1,000 and $598 for the nine months ended September 30, 2023, and 2022, respectively.

20. Subsequent Events

The Company has evaluated all events subsequent to September 30, 2023 and through January 3, 2024, which represents the date these condensed consolidated financial statements were available to be issued. The Company is not aware of any subsequent event that would require recognition or disclosure in the condensed consolidated financial statements other than those described below.

Senior Secured Notes

In December 2023, the Company issued $15,714 in principal amount of senior secured notes due in December 2024 in a private offering. The notes were issued with a stated rate of 14% and interest is payable monthly in arrears. The senior secured notes will mature one year from closing date, in which the full principal amount will be due, along with any accrued unpaid interest. The Company will use the proceeds from the issuance to fund aircraft purchases.

Long-Term Loan Agreement

In connection with the acquisition of a new aircraft in November 2023, the Company entered into a long-term promissory note in the amount of $7,617. The note bears a fixed interest rate of 9.45%, with a maturity date of ten years from the note date. The note was fully repaid in December 2023.

Business Combination

In December 2023, the Company completed a business combination with EG Acquisition Corp. (“EGA”). The business combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP, with EGA treated as the acquired company for financial reporting purposes, and the Company, the accounting acquirer, has issued shares of stock for the net assets of EGA, with no goodwill or other intangible assets recorded.

Equity Transfer

In December 2023, the Company transferred 100% of the equity interests of a wholly owned subsidiary to LGMV. The subsidiary is an SAE whose aircraft has previously been used as flyExclusive’s corporate jet. FlyExclusive will continue to lease the aircraft at a rate of $200 per month and will pay for all fixed and variable costs related to the operation of the aircraft.

Conversion of Convertible Note

Upon the closing of the business combination referred to above, the principal balance of the Convertible Note, including accumulated PIK interest, was converted into shares of the SPAC’s Class A common stock. The number of shares was equal to the aggregate borrowings under the Convertible Note divided by the De-SPAC completion exchange price.